Exhibit 10.1

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Suzanne Dawson (“Employee”) and Yoga Works, Inc., as successor in interest to Whole Body, Inc. (the “Company” and together with Employee, the “Parties” and each individually a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of March 27, 2017 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective April 20, 2018 (the “Date of Termination”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company or Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in the Employment Agreement and this Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Severance Payments; Salary and Benefits.  Notwithstanding anything to the contrary set forth in the Employment Agreement, in lieu of the amounts set forth in Section 4(b) of the Employment Agreement which is hereby superseded in all respects by this Section 1, subject to Employee signing on or before the twenty-first (21st) day following the Date of Termination, and not subsequently revoking, this Agreement, and Employee’s continued compliance with Sections 5 and 6 of the Employment Agreement, Employee shall receive the following:

(a) An amount in cash equal to One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500), payable in the form of salary continuation in regular installments over the six- (6-) month period following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll practices; and

(b) If Employee elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Employee for, the COBRA premiums for Employee under such plans during the period commencing on the Date of Termination and ending upon the earliest of (1) the last day of the Severance Period, (2) the date that Employee becomes no longer eligible for COBRA, or (3) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Employee a gross monthly payment in an amount to cover the full monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Employee would have had to pay to receive group health coverage for the Employee based on the cost sharing levels in effect on the Date of

Termination, which payments shall be made regardless of whether Employee elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (1) the last day of the Severance Period, (2) the date that Employee becomes no longer eligible for COBRA or (3) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer.

In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.Release of Claims.  Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration/severance payments represent settlement in full of all outstanding obligations owed to Employee by the Company, its parent, any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on her own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Fair Employment and Housing Act; the California Equal Pay Law; the Moore-Brown-Roberti Family Rights Act of 1991; the California Labor Code; the California WARN Act; the California False Claims Act; and the California Corporate Criminal Liability Act;

(e)any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement.

In addition, nothing in this Release precludes Employee from participating in any investigation or proceeding before any federal or state agency, or governmental body, including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission and/or the Department of Justice.

3.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that she has been advised by this writing that:  (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6.Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(a), 11(c) and 11(i) of the Employment Agreement.

7.Effective Date.  If the Employee has attained or is over the age of forty (40) as of the Date of Termination, then Employee has seven (7) days after signing this Agreement to revoke it and this Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).  If the Employee has not attained the age of forty (40) as of the date of Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

8.Voluntary Execution of Agreement.  Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) she has read this Agreement; (b) she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel; (d) she understands the terms and consequences of this Agreement and of the releases it contains; and (e) she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: Apr 25, 2018	/s/ Suzanne Dawson Suzanne Dawson

COMPANY
Dated: Apr 25, 2018	By:/s/ Rosanna McCollough_______ Name:__Rosanna McCollough ________ Title:___CEO______________________